Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2007, accompanying the consolidated financial statements in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2006, which is incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-143659). We consent to the incorporation by reference in this Amendment No. 1 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

July 16, 2007